Exhibit 10.1(c)

[ON NOTEPAPER OF CATALINA LIGHTING INC]

To:	Congress Financial Corporation (Florida)

777 Brickell Avenue

Miami

Florida 33131

And

Burdale Financial Limited

53 Queen Anne Street

London W1G 9HP

13 January 2005

Dear Sirs

LOAN AND SECURITY AGREEMENT DATED 23 DECEMBER 2003

1.	We refer to the Loan and Security Agreement referenced above (the “Agreement”). Terms defined in the Agreement have the same meaning where used in this letter.

2.	We are writing to confirm the terms upon which we would propose to vary the terms of the “material adverse change” provisions in the Agreement.

3.	We would request that the following paragraph should be inserted at the end of Section 1.83 of the Agreement:

“Provided that, in relation to a UK Borrower, an event, development or condition shall only have a Material Adverse Effect if it involves the occurrence of any of the following: (1) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or other casualty loss or force majeure occurs resulting in the cessation or substantial curtailment of production or distribution or other revenue producing activities at any facility of Borrowers for more than thirty (30) days or which affects twenty (20%) percent or more of the workforce of Borrowers for 5 (five) working days or more, (2) the loss, suspension, revocation or failure to renew any Permit or License now held or hereafter acquired by a Borrower required or desirable in connection with the sale or distribution of goods the sale of which gave rise to revenues of more than ten (10%) percent in the immediately preceding fiscal year, (3) within a three month time period, £1,000,000 or more of Inventory (valued at the lower of cost or market) shall be subject to a product recall or similar product defect occurrence, (4) contingent liabilities are incurred in excess of £1,000,000 which would be required to be reflected in the footnotes to a balance sheet prepared in accordance with GAAP excluding pension liabilities and guarantee liabilities under this Agreement, (5) operations are suspended or terminated for ten (10) working days or more at any facility of a Borrower generating more than five (5%) percent of the consolidated revenues of Borrowers for the immediately preceding fiscal year, (6) any customer or group of customers representing more than twenty (20%) percent of the consolidated revenues of Borrowers for the preceding fiscal year terminate or suspend purchases of Inventory from Borrowers for any reason (whether on account of insolvency or for any other reason whatsoever).”

4.	In return for Burdale’s agreement to this amendment, we agree to pay to Burdale a fee of £50,000. This fee will be payable no later than 29 January 2004.

5.	The amendments contemplated by this letter will take effect on the date on which Burdale and Congress countersign this letter to confirm their agreement to its terms.

6.	We have signed this letter on behalf of all of the Borrowers and the other Obligors, and confirm that we are duly authorised to do so.

7.	This letter is Financing Agreement.

Yours faithfully

/s/ Gary Rodney
For and on behalf of CATALINA LIGHTING INC.

We agree

/s/ Josephine Norris
For and on behalf of CONGRESS FINANCIAL CORPORATION (FLORIDA)

Dated: 13 January 2005

We agree

/s/ Brian Gitland
For and on behalf of BURDALE FINANCIAL LIMITED

Dated: 13 January 2005

We agree

For and on behalf of SABERASU JAPAN INVESTMENTS II B.V.

Dated: 13 January 2005